                                                                      EXHIBIT 11




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 19 to Registration Statement No. 2-87509 of Landmark Tax Free Reserves of our reports each dated October 4, 1996 appearing in the annual report to shareholders for the year ended August 31, 1996 of Landmark Tax Free Reserves and Tax Free Reserves Portfolio, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP
Boston, Massachusetts
December 17, 1996